Exhibit 10.6

RICKENBACKER INTERNATIONAL AIRPORT

COMMINGLING FUEL AGREEMENT

Between

COLUMBUS REGIONAL AIRPORT AUTHORITY

and

AIRNET SYSTEMS, INC.

THIS COMMINGLING FUEL AGREEMENT (“Agreement”), is made and entered into this 20th day of January, 2004 (the “Effective Date”), by and between AIRNET SYSTEMS, INC., which is hereinafter referred to as “AirNet” and is a corporation organized and existing under the laws of the State of Ohio, and the COLUMBUS REGIONAL AIRPORT AUTHORITY (“Authority”), a port authority organized and existing under the laws of the State of Ohio.

BACKGROUND

WHEREAS, the Authority, a subdivision of the State of Ohio created and existing under Chapter 4582 of the Ohio Revised Code owns and operates the Rickenbacker International Airport (hereinafter referred to as the Airport), located in the counties of Franklin and Pickaway in the State of Ohio, on which there exists a complex of buildings and related facilities for the service of aviation activities; and

WHEREAS , pursuant to a lease of even date herewith (the “Lease”), AirNet has leased from the Authority an area at the Airport upon which AirNet intends to construct a facility to house its operations; and

WHEREAS, the Authority desires to permit AirNet to store Aviation Fuel in its Fuel System under the terms, conditions and provisions set forth in this Agreement; and

WHEREAS, AirNet desires to store Aviation Fuel in the Fuel System under the terms, conditions and provisions set forth in this Agreement, and

WHEREAS, the Authority and/or its designated operator will operate and maintain the Fuel System and other facilities; and

WHEREAS, the Authority desires to establish certain conditions with respect to the operation of the Fuel System.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I- DEFINITIONS

In and throughout this Agreement the following words shall have the following meanings unless the context otherwise requires:

1.1                                 Agreement means this Commingling Fuel Agreement.

1.2                                 Aircraft means any machine that can derive support in the atmosphere from the reactions of the air other than the reactions of the air against the earth’s surface.

1.3                                 Aircraft Operator means any airline or other person operating one or more aircraft at the Airport.

1.4                                 Airport means the Rickenbacker International Airport.

1.5                                 Allocated Share means the amount of Fuel allocable to AirNet.

1.6                                 Authority means the Columbus Regional Airport Authority, owner of the Fuel System.

1.7                                 Aviation Fuel or Fuel means aviation turbine fuel and any other fuel now or hereafter used in the propulsion of Aircraft of the Aircraft Operators which has been approved for storage in the Fuel System by the Authority.

1.8                                 Defueling means the act of removing aviation fuel from an Aircraft.

1.9                                 Fuel System means all fuel storage tanks, pumps, filtration systems, hydrant systems and components associated with and used for the storage and transfer of Aviation Fuel excluding equipment owned and/or operated by an Into-Plane Agent.

1.10                           Into-Plane Agent means an aviation service company licensed by the Authority to provide aircraft fueling and defueling services at Rickenbacker International Airport.

1.11                           Supplier means any person or corporation which has a contract with any Operator, or any entity owned or controlled by such Operator, for the delivery of Aviation Fuel to the Fuel System.

1.12                           Throughput means quantity received into and disbursed out of the Fuel System during a given period of time.

1.13                           Operator means any entity which stores Fuel in the Fuel System, including, when the context requires, AirNet.

ARTICLE II - TERM

2.1                                 The term of this Agreement shall commence on the Rent Commencement Date (as such term is defined in the Lease), and shall continue for a term of one year from such date, unless sooner terminated as otherwise provided in this Agreement. This Agreement shall automatically renew thereafter for additional one-year terms for the balance of the Lease term.

2.2                                 This Agreement may be amended by the Authority upon thirty (30) days written notice to AirNet, provided the terms and conditions and user fees continue to provide AirNet access to the Airport at a level that permits AirNet to use the Fuel System consistent with the terms and conditions of the Lease and consistent with terms and conditions provided to other similar users of the Airport. Upon the termination of this Agreement, by lapse of time or otherwise, Airnet shall promptly and peaceably surrender and deliver to the Authority, any assigned Airport use areas, Airport identification badges, security access cards, and all fees to which Authority is entitled hereunder.

ARTICLE III - USE OF THE FUEL SYSTEM

3.1                                 AirNet may contract with one or more Into-Plane Agents. The Authority shall establish, and may amend from time to time, minimum qualification criteria for into-plane and defueling services to Aircraft at the Airport (including minimum criteria regarding the maintenance of insurance) and shall maintain a list of those contractors authorized to operate at the Airport as an Into-Plane Agent and who meet the then current minimum criteria. In the alternative, and with the prior written consent of the Authority, which consent shall not be unreasonably denied or delayed, AirNet may, by separate agreement with the Authority, use its own employees for its into-plane and defueling service requirements.

The Aviation Fuel, the delivery of which shall be monitored by the Authority, shall, subject to the terms and conditions of this Agreement, at all times be and remain the property of the Operator for whose account such Fuel is delivered. All Fuel deliveries will be coordinated with the Authority and delivered at a time when the Authority can monitor the off-loading of Fuel.

The nature of the Fuel System is such as to require the co-mingling of all of the Fuel stored therein. The Authority shall not be required to segregate the Fuel delivered on behalf of any Operator, so long as such fuel meets all of the requirements and specifications set forth in this Agreement.

The Authority will authorize the installation of an AirNet provided anti-icing additive injection system at one of the fuel system’s truck loading stands. The installation and operation of such system will be in accordance with Authority specifications and operating procedures. AirNet personnel will control access to the system and be responsible for securing the system upon completion of each use. Maintenance of the anti-icing additive injection system shall be the responsibility of AirNet. AirNet shall be responsible for any damage to the fuel system caused by AirNet’s operation or use of the anti-leing additive injection system.

At no time shall fuel from a defueling operation be placed in the fuel system.

ARTICLE IV - SERVICES

4.1                                 Authority agrees to provide the necessary storage, security, equipment, material, supplies, manpower and supervision necessary to operate the Fuel System.

4.2                                 AirNet will contract for the purchase and delivery of Fuel from a Supplier mutually agreed-upon by AirNet and Authority. AirNet will give written notification to Authority of the name and location of such Supplier and authorization to order from such supplier, and will inform Authority, in writing, of any subsequent changes in Airnet’s Supplier during the term of this Agreement. If requested by AirNet, Authority agrees to order Fuel in the name of and on behalf of AirNet from such Supplier in accordance with the terms and conditions of this Agreement.

4.3                                 All Fuel must conform to the Aviation Fuel Specification ASTM D-1655, latest revision.  Authority shall have the right to reject any Fuel which does not meet ASTM D-1655, as it may be amended from time to time.  Authority will notify AirNet in the event that rejection of AirNet’s fuel becomes necessary.

4.4                                 Authority will (a) perform quantity and quality checks on Fuel received on AirNet’s behalf; (b) store Fuel in a manner consistent with good fuel handling practices in order to preserve the integrity of the Fuel; and (c) issue the Fuel to AirNet’s designated Into-Plane Agent in such quantities and at times as requested by AirNet.

4.5                                 The Authority further agrees to maintain proper accounting records showing AirNet’s Fuel receipts, disbursements and current inventory; and Authority further agrees to maintain quality control records in the form required by the Federal Aviation Administration (FAA) and/or any other applicable governing entity, or in such form as is otherwise mutually agreed upon by the parties and is consistent with FAA requirements.

For purposes of timely accounting of inventories, AirNet, or its appointed Into-Plane Agent, will provide Authority with daily summary sheets of AirNet’s fueling activity no later than 10:00 AM local time each day.  Summary sheets will reflect AirNet’s activity for the prior twenty-four (24) hour period starting at 7:00 AM the previous day and ending at 6:59 AM local time that day.  The Authority has the right to inspect AirNet’s, or its appointed Into-Plane Agent’s, fuel truck meters and such other records as necessary to accomplish reconciliation of inventories.

4.6                                 AirNet shall, from time to time, provide the Authority with information regarding the quantity of Fuel to be stored in the Fuel System and available for AirNet.  It is anticipated that the amount of Fuel to be so stored in the Fuel System will be an amount equal to the number of gallons of Fuel used by AirNet over a five-day period based upon AirNet’s most recent operating activity at the Airport.  If AirNet’s anticipated activity at the Airport will be different than its normal operating activity, AirNet shall inform Authority and Authority shall adjust the supply accordingly.  The Authority will, if requested, from time to time, place orders for Fuel on behalf of AirNet with AirNet’s designated Supplier in order to maintain in the Fuel System a quantity of Fuel consistent with the guidelines set forth above.  In no event shall AirNet be permitted to have a negative Fuel balance in the Fuel System.  If AirNet does not have a sufficient supply of Fuel available in the Fuel System, AirNet shall correct the deficiency in a manner acceptable to Authority before any fuel is pumped by AirNet.

Authority shall receive inventory and allocate Fuel commensurate with each Operator’s inventory.  Notwithstanding the foregoing, Authority agrees to obtain AirNet’s written consent prior to delivering AirNet’s Fuel to any party other than AirNet.

Authority shall be required to sign a fuel delivery ticket received from the Supplier, and report deliveries of fuel into the Fuel System to AirNet in the manner mutually agreed upon by AirNet and Authority.

AirNet’s Supplier shall bill AirNet directly for Fuel ordered on AirNet’s behalf and delivered into the Fuel System for AirNet’s use.  Supplier shall bill in accordance with the signed Fuel delivery tickets signed by Authority.  AirNet shall pay Supplier directly for such Fuel.

ARTICLE V- STANDARDS OF PERFORMANCE

5.1                                 Authority agrees to perform the following services in connection with the storage of the Fuel:

(i)                                     Receive Fuel into storage from the designated Supplier, as set forth in Article IV;

(ii)                                  Provide adequate personnel and equipment for Fuel storage;

(iii)                               Each month, submit to AirNet inventory records recorded in net gallons, of the Fuel received, stored and dispensed by Authority on behalf of AirNet during the preceding month;

(iv)                              Make Fuel available to AirNet’s designated Into-Plane Agent as requested by AirNet.

(v)                                 Update AirNet’s inventory level of fuel in the Fuel System upon receipt of a Fuel delivery ticket showing disbursal of fuel to AirNet by AirNet’s Into-Plane Agent.

(vi)                              Reconcile daily the physical inventory of the Fuel to the calculated book inventory adjusted to net gallons, and explain all operating overages and shortages to AirNet’s reasonable satisfaction.

5.2                                 AirNet shall have the right at any time during the term of this Agreement and for a period of 2 years thereafter to review and inspect any and all of Authority’s records relating to Fuel quality or Authority’s performance of the services contemplated by this Agreement and to run any quality control or other test to ensure that Authority’s equipment, procedures and other materials used in performance of such services are carried out in accordance with the terms of this Agreement.

5.3                                 AirNet agrees to indemnify and hold harmless the Authority from all liabilities, losses, costs, claims, or damages in any way related to the Fuel (and the possession and use thereof) occurring after the delivery of such Fuel to AirNet’s designated Into-Plane Agent.

ARTICLE VI - INSPECTION AND AUDIT

6.1                                 Inspection and Audit:  Authority agrees that all of its books and records relating to the services contemplated by this Agreement shall be maintained and made available to AirNet or its authorized representative for not less than two (2) years after the termination of this Agreement, and shall upon 24 hours advance notice, during regular business hours, be subject to inspection and audit by AirNet or its authorized representative.

ARTICLE VII - NON-PERFORMANCE

7.1                                 AirNet Non-Performance: AirNet agrees to maintain fueling activity levels at a minimum of 150,000 gallons per 12 month period for the term of this Agreement. Authorized use of the fuel system shall be discontinued and this Agreement shall terminate if AirNet fails to maintain fueling levels of at least 150,000 gallons annually.  This requirement shall be suspended, however, during any period the Airport is unavailable for AirNet’s use due to circumstances not caused by AirNet (e.g., during periods of national emergency).

7.2                                 Authority’s Non-Performance:  Authority shall be responsible for all losses of Fuel that result from Authority’s gross negligence or willful misconduct.  Authority shall also be responsible for all losses or disappearances of Fuel from inventory in excess of one quarter of one percent (.0025) of the annualized Throughput of Fuel for AirNet (as reasonably determined by the Authority), which cannot be reconciled to AirNet’s reasonable satisfaction, or reasonably demonstrated by the Authority to be:

(i)                                     unrelated to a breach of Authority’s obligation under this Agreement; or

(ii)                                  due to a cause beyond Authority’s reasonable control.

7.3                                 Authority’s Violations:  In the event that the Authority violates any safety rule or regulation or, if Authority’s acts or operations are not in compliance with Air Transport Association Specification 103, this Agreement shall be subject to cancellation by AirNet as provided below.  AirNet must notify Authority of any such violation and give Authority ten (10) days to correct the discrepancy.  If the discrepancy is not resolved to the reasonable satisfaction of AirNet, AirNet may cancel this agreement by giving Authority fifteen (15) days prior written notice.  Any of AirNet’s Fuel remaining in the Fuel System as of the date of termination of this Agreement may be sold by AirNet to another Operator or AirNet may remove the Fuel from the Fuel System under Authority’s supervision.

7.4                                 Fuel Losses:  On the anniversary of the commencement date of the term of this Agreement, and every anniversary thereafter, Authority shall replace or pay AirNet for all losses or disappearances of Fuel in excess of one quarter of one percent (.0025) of annualized Throughput over the course of that year which has not been reconciled or demonstrated not to have been caused by the Authority as provided in Section 7.2 of this Agreement.  Payment for Fuel not reconciled shall be calculated at the then current market value.

ARTICLE VIII - CHARGES, FEES, COSTS & EXPENSES

8.1                                 For the purposes of accounting, billing, collection, remittance and payment of the fees and charges, as set forth in Exhibit A, “Schedule of Rates and Charges”, which may be amended by the Authority from time to time, each party shall submit to the other such reports (including monthly fuel reconciliations), documents and statements as may be required by this Agreement.

8.2                                 AirNet hereby agrees to pay the Authority on the terms set forth in this Agreement all fees and charges owed to the Authority resulting from the storage of Fuel in the Fuel System and the delivery of Fuel out of the Fuel System.  Fuel System Management Fees (described in Exhibit A) will be assessed against AirNet based on the net gallons of fuel received into the Fuel System on behalf of AirNet.  Fuel Flowage Fees owed to the Authority for Fuel delivered by AirNet to a third party, non-inventory holder will be invoiced to AirNet.

8.3                                 Each month the Authority shall invoice AirNet the sum of AirNet’s charges and fees for the previous month’s activity, based upon the fees and charges set forth in Exhibit A of this Agreement.  AirNet shall remit to the Authority payment for invoiced amounts within thirty (30) days of the date of the invoice.  Payments not received by the due date shall be subject to a two percent (2%) late fee.  For each additional 30 days the fees remain unpaid, an additional two percent (2%) fee shall be assessed.

8.4                                 In case of default by AirNet in the payment of the amount due hereunder, either in whole or in part, the Authority may terminate use and access of the Fuel System to AirNet.  Authority may, but is not required to reinstate AirNet’s access to the Fuel System once all past due fees, charges and late fees have been received in the manner provided in Section 8.5 of this Agreement.  Authority may also pursue any and all other legal or equitable remedies available to the Authority.  AirNet will be liable for all reasonable costs and expenses, including attorney’s fees, expended by Authority in order to collect or attempt to collect the delinquent payment.

8.5                                 Should AirNet become insolvent, generally suspend its payments or fail to meet its contractual obligations (including, without limitation, its obligations under this Agreement) or become involved voluntarily or involuntarily in proceedings declaring it to be bankrupt, the Authority shall have the right to suspend AirNet from this Agreement upon ten (10) days’ written notice and AirNet shall no longer have the right as an Operator to have Aviation Fuel delivered to it from the Fuel System.  Following such suspension and until such time, if any, as AirNet is reinstated as provided below, AirNet shall be subject to the terms hereof and subject to the right of the Authority to terminate the use of the Fuel System and access to any Fuel belonging to AirNet during the continuance of any payment default.  AirNet may petition the Authority not less than one hundred eighty (180) days after such suspension for reinstatement as an Operator.  If AirNet cures its payment defaults hereunder and if AirNet furnishes an irrevocable Letter of Credit in an amount and form deemed adequate by the Authority, from a reputable bank reasonably acceptable to the Authority guaranteeing AirNet’s obligations under this Agreement (or furnish other evidence satisfactory to the Authority of its ability and intention to perform its obligations under this Agreement), then AirNet shall be reinstated as an Operator.

ARTICLE IX - TERMINATION OF OPERATIONS: ASSIGNMENT

9.1                                 If AirNet terminates its operations at the Airport it shall be allowed to withdraw from this Agreement subject to Section 9.2 hereof.  Otherwise, AirNet shall be allowed to withdraw from this Agreement only with the approval of the Authority.

9.2                                 If AirNet terminates its operations at the Airport it shall, in order to withdraw from this Agreement, give notice to the Authority of its intention to do so thirty (30) days in advance, which shall include provisions for the removal of AirNet owned Fuel from the Fuel System, and shall therein establish an effective date for such withdrawal, which date shall not precede the date AirNet satisfies all of its known and liquidated obligations under this Agreement; provided, however, AirNet shall remain fully liable for any contingent or unknown obligation which accrued or arose with respect to events occurring prior to the effective date of its termination hereunder.

9.3                                 The rights granted under this Agreement for the use of the Fuel System are non-exclusive and the Authority reserves the right to make the Fuel System available to other entities upon such terms and conditions as the Authority deems reasonable or necessary.

9.4                                 AirNet will not sell, assign, transfer, pledge or otherwise dispose of or encumber (collectively, for purpose of this Article 9, a transfer) any interest in this Agreement to any entity unless the Authority gives its prior written consent to such transfer.  The Authority will not unreasonably deny or delay its written consent.  Notwithstanding the foregoing, AirNet may assign this Agreement to an affiliated company or any successor by virtue of merger, acquisition or consolidation without Authority’s prior consent, provided that AirNet shall not be released from its obligations under this Agreement.  Any assignee shall be liable to the Authority to the same extent as AirNet and shall be bound by all terms and conditions contained herein.  The Authority may transfer any interest in this Agreement to any entity without the consent of AirNet.

9.5                                 If either party shall materially fail to perform or observe any of the terms, covenants, or conditions of this Agreement, the other party may give written notice of such default to that party.  If any such default shall remain uncured for ten (10) days after receiving written notice of any failure, then the party not in default may give notice to the defaulting party of its election to terminate this Agreement, and ten (10) days after the delivery of such notice, this Agreement shall cease and terminate.  Such election to terminate by either party shall not be construed as a waiver of any claims it may have against the other party.  If, however, any default, other than a monetary default, is of such a nature that it cannot be cured within thirty (30) days and if the party in default shall have commenced the cure of such default promptly after receipt of notice from the other party and shall continuously and diligently proceed in good faith to cure such default, then the period for correction shall be extended for such length of time as is reasonably necessary (not to exceed 60 days) to complete such cure.

ARTICLE X - MISCELLANEOUS

10.1                           Indemnification:          Except for matters resulting from the negligence or intentional wrongful acts of Authority or its directors, officers, employees, public officials or agents, AirNet will indemnify and hold harmless Authority and its directors, officers, and employees, public officials, and agents, against, any and all demands, claims, causes of action, fines, penalties, damages, losses, liabilities, judgments, and expenses for bodily injury, death, damage to property, any other personal injury, and business interruption (including, without limitation, attorneys’ fees and court costs) incurred in connection with or arising from: (1) the use of the Fuel System by AirNet, or its employees, agents, contractors, invitees, visitors, any other person using the Fuel System under the express or implied invitation of AirNet, or any person claiming under AirNet; (2) any activity, work, or thing done, or permitted or suffered on or about the Fuel System by AirNet, or its employees, agents, contractors, invitees, visitors, any other person using the Fuel System under the express or implied invitation of AirNet, or any person claiming under AirNet; (3) any acts, omissions, or negligence of AirNet, or its employees, agents, contractors, invitees, visitors, any other person using the Fuel System under the express or implied invitation of AirNet, or any person claiming under AirNet; (4) any breach, violation, or nonperformance by AirNet, or its employees, agents, contractors, invitees, visitors, any other person using the Fuel System under the express or implied invitation of AirNet, or any person claiming under AirNet, of any term, covenant, or provision of this Agreement or any law, ordinance, or governmental requirement of any kind; or, (5) any injury or damage to the person, property, or business of AirNet, or its employees, agents, contractors, invitees, visitors, any other person using the Fuel System under the express or implied invitation of AirNet, or any person claiming under AirNet.  If any action or proceeding is brought against Authority, its directors, officers, employees, public officials, or agents, by reason of any such claim, AirNet, upon notice from Authority will defend the claim at AirNet’s expense with counsel satisfactory to Authority.

10.2                           Wavier:      AirNet waives and releases all claims against Authority, its directors, officers, employees, public officials, and agents, customers, invitees, and licensees with respect to all matters for which AirNet has indemnified Authority and its directors, officers, employees, public officials, customers, invitees, and as provided above.

10.3                           Subordination:                 This Agreement will be subordinate to the provisions and requirements of any existing or future agreement between the Authority and the United States, relative to the development, operation, or maintenance of Rickenbacker International Airport, provided that in the event such existing or future agreements substantially alter the terms and conditions of this Agreement, AirNet will have the option to terminate this Agreement.  If AirNet elects to terminate, the Authority, at its option, shall either (1) provide for uninterrupted fueling supply and alternative fueling capacity at the Airport consistent with the procedures set forth herein, in which case AirNet’s election to terminate shall be deemed to have been rescinded and of no further force or effect, or (2) accept AirNet’s termination of this Agreement, in which case the Lease shall also be terminated and the Authority shall purchase the Leasehold Improvements (as such term is defined in the Lease) and otherwise reimburse AirNet consistent with the termination provisions set forth in Section 1.P (Right to Relocate Tenant) of the Lease.

10.4                           Penalties and Fines:  AirNet covenants and agrees to pay (or reimburse Authority) within thirty (30) days of written notice, and to indemnify, defend and hold Authority harmless from liability for, any and all penalties or fines imposed against Authority by any Federal, State, or local governmental body (especially those relating to Airport Security as set forth in 49 CFR Parts 1540 & 1542 Transportation Security Regulations and 14 CFR Part 139 Federal Aviation Regulations) on account of, or arising from, any acts or omissions of AirNet, its contractors, agents, employees, invitees, or visitors or any such person, in violation to the terms and provisions of this Agreement.

10.5                           Non-Waiver of Rights:  No receipt of money by Authority from AirNet with knowledge of the breach of any covenants of this Agreement, or after the termination hereof, or after the service of any notice, the commencement of any suit or final judgment will be deemed a waiver of such breach, nor will it reinstate, continue or extend the Term of this Agreement or affect any such notice, demand or suit.

Payment by AirNet or receipt by Authority of a lesser amount than due, or charges herein stipulated will not be deemed to be other than on the account of the earliest stipulated fees or charges, nor will any endorsement or any statement on any check or any letter accompanying any check or payment, fee or charge be deemed an accord and satisfaction, and Authority may accept such check or payment without prejudice to Authority’s right to recover the balance of such fee or charge, or pursue any other remedy available to Authority.

No delay or failure on the part of Authority in exercising or enforcing any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other, or further exercise thereof or the exercise of any other right, power, or privilege.

No act done or thing said by Authority or Authority’s agents or employees will constitute a cancellation, termination or modification of this Agreement, or a waiver of any covenant, agreement or condition hereof, nor relieve AirNet from AirNet’s obligations to pay the fees or charges to be paid hereunder.  Any waiver or release by Authority, and any cancellation, termination or modification of this Agreement, must be in writing signed by Authority.

10.6                           Insurance:  The Authority will provide property insurance against loss of AirNet’s Fuel being stored in the Fuel System or as a result of the operation of the Fuel System by the Authority during the period of time AirNet’s Fuel is held in the Fuel System.  Prior to its use of the Fuel System AirNet will provide liability insurance for damages incurred by or asserted against the Authority or AirNet as a result of AirNet’s use of the Fuel System and shall provide Authority with a certificate of insurance naming Authority as an additional insured and evidencing insurance coverage in the minimum amounts set forth in the Lease.  Such certificate shall require at least thirty days notice to Authority prior to any cancellation.

10.7                           Counterparts:  This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, and upon the execution of a counterpart by AirNet and the Authority, this Agreement shall be deemed fully executed and binding on the parties hereto and all of the counterparts, taken together, shall constitute one instrument.

10.8                           Applicable Law:  This agreement shall be construed and performance hereunder shall be determined in accordance with all applicable Federal, State of Ohio and local laws.  Any action brought pursuant to this Agreement shall be brought in a court of competent jurisdiction within Franklin County, Ohio.

10.9                           Amendments:  This Agreement may be amended from time to time upon the approval of the Authority and AirNet.

10.10                     Severability:  The invalidity of any Section of this Agreement, or any amendment thereto, or any part thereof, shall not affect the remaining portions of this Agreement.  In the event that one or more Sections contained herein or any amendment thereto or any part thereof should be held by any court of law to be invalid, this

Agreement shall be construed as if such invalid Section or Sections or amendments thereto or parts thereof had not been contained herein.

10.11                     Headings:  The headings of Articles and Sections herein are for convenience only and shall not affect the construction hereof.

10.10                     Complete Agreement:  This Agreement sets forth the entire agreement between the parties with respect to the matters dealt with herein.  No modification to the terms of this Agreement shall be made or be binding unless made in writing and signed by each of the parties.

10.13                     No Personal Liability.  No director, officer, employee, representative, or agent of the Authority or AirNet may be held personally liable or in any way responsible for any liabilities, losses, damages, injuries, costs, or expenses that may occur, arise, or be claimed to have occurred or arisen directly or indirectly from or out of any cause whatsoever relating in any manner to this Agreement, including without limitation the rights and obligations of the Authority or AirNet under this Agreement.

10.4                           Notice-AirNet:  Any notice to AirNet, required under this Agreement, will be written and will be deemed to have been given (a) when personally delivered, (b) when deposited with a reliable overnight courier service or (c) on the day it is deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested, addressed to:

Prior to AirNet’s commencement of actual use at the Airport:

AirNet Systems, Inc.

3939 International Gateway

Columbus, OH 43219

Attn:  Chief Executive Officer

After AirNet’s commencement of actual use at the Airport:

Addressed to AirNet’s Premises at the Airport.

Attn:  Chief Executive Officer

10.15                     Notice-Authority:  Any notice to Authority, required under this Agreement, will be written and will be deemed to have been given (a) when personally delivered, (b) when deposited with a reliable overnight courier service, or (c) on the day it is deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested, addressed to:

President & CEO

Columbus Regional Airport Authority

4600 International Gateway

Columbus, OH 43219

With copy to General Counsel

Either Authority or AirNet may change its addresses or addressees for purposes of this paragraph by giving ten (10) days’ prior notice according to this paragraph.  Any notice from Authority to AirNet will be deemed to have been given if delivered to the last notice address received by Authority.

ARTICLE XI - ENTIRE AGREEMENT

This Agreement contains eighteen (18) pages, and, together with Exhibit A, constitutes the entire Agreement between the parties hereto, and will not be modified in any manner except by an instrument in writing executed by said parties or their respective successors in interest.  This Agreement shall be construed according to the laws of the State of Ohio, and such laws, rules, and regulations of the United States of America as may be applicable.

In witness whereof, the Columbus Regional Airport Authority has caused its name to be subscribed to these presents by Elaine Roberts, A.A.E., President & CEO of the Columbus Regional Airport Authority, and Airnet Systems, Inc., has caused this instrument to be executed on its behalf by Joel E. Biggerstaff, its CEO.

Columbus Regional Airport Authority

/s/ Elaine Roberts	1-20-04
Elaine Roberts, A.A.E.	Date
President & CEO

Airnet Systems, Inc.

/s/ Joel E. Biggerstaff	1/15/04
Name: Joel E. Biggerstaff	Date
Title:1/16/04

RICKENBACKER INTERNATIONAL AIRPORT

SCHEDULE OF RATES AND CHARGES

EXHIBIT “A” (EFFECTIVE July 1, 2003)

Landing Fees:

•	Signatory Airline	$1.44 per 1000 pounds MCGLW
•	Non-Signatory Airline	$1.81 per 1000 pounds MCGLW
•	Commercial Minimum Landing Fee (12,500 lbs. or less) -	$16.25 per landing
•	General Aviation Landing Fee (Only aircraft) over 60,000 MCGLW): Same as Signatory/Non-Signatory depending on the classification of the owner/operator.

Fuel Flowage Fees  (General Aviation Landing Fee/Aircraft less than 60,000 MCGLW):

•	Per Gallon of Aviation Fuel Sold at Retail/Wholesale	$.05 per gallon.

Fuel System Management Fees  (on all gallons processed into storage)      $.045 per gallon.

General License / Commission Fees:

•	Aeronautical Activities: Two percent (2%) of the gross revenues derived from the conduct of all approved aeronautical activities.

•	Non-aeronautical Activities:
	Car rental agencies:	On airport agencies shall pay 10% of the gross-revenues derived from their activities.
Off airport car rental agencies shall pay 8% of the gross revenues derived from such activities.
	Hotels:	On airport hotel operators shall pay 3% of the gross revenues derived from their activities.

Aircraft Parking Charges: (Daily Rates)

Single Engine	$6
Light Twin	$8
12,500 - 40,000	$20
40,001 - 90,000	$30
90,001 - 150,000	$50
150,001 - 250,000	$80
250,001 - 400,000	$100
400,001 - Over	$150

•                       Parking Charges for Signatory Airlines do not apply on the first 24 hours, weekends or holidays.

•                       Parking Charges for Non-Signatory Airlines apply after the first 6 hours.

•                       Parking Charges for General Aviation aircraft exceeding 60,000 lbs. apply after the first 6 hours.

•                       Parking Charges for General Aviation aircraft less than 60,000 lbs. apply when remaining over night.

•                       Parking Charges for any General Aviation aircraft based at the airport do not apply if the owner/operator rents hangar or tie-down space from the Port Authority or the FBO.

•                       Monthly Parking Charges for based aircraft using remote aircraft ramp, as designated by the Authority, will be assessed at a rate equal to 30% of the daily rate.

Definitions:

•                       Signatory - Having a lease or sublease of a ground site or building space on in accordance with the Authority’s Rates & Charges Policy.  An airline having a contractual airline operating arrangement with an organization who has such a lease on airport property.

•                       Non-signatory - Those operators who do not have on an airport lease agreement with the Authority in accordance with the Rates & Charges Policy.

•                       MCGLW - Maximum Certificated Gross Landing Weight.

Rates and Charges are calculated within an annual period beginning January 1st and ending December 31st.